Exhibit 1

Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Targeted Genetics Corporation.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed this 17th day of April, 2003.

INTERNATIONAL BIOTECHNOLOGY TRUST PLC

By: /s/    Andrew Barker

Title: Director

SCHRODER INVESTMENT MANAGEMENT LIMITED

By: /s/    John Spedding

Title: Secretary

/s/    Tom Daniel

Tom Daniel

/s/    Kate Bingham

Kate Bingham

/s/    Eva Haas

Eva Haas